Exhibit 99.2

***FOR IMMEDIATE RELEASE***

CONTACT:

Paul Arndt, Corporate Communications Manager

parndt@neopharm.com

847-775-4598

NEOPHARM ANNOUNCES SECOND QUARTER 2006 FINANCIAL RESULTS

WAUKEGAN, Illinois — August 9, 2006 — NEOPHARM, Inc. (Nasdaq: NEOL) today announced a second quarter 2006 net loss of approximately $9.8 million, or $0.35 per basic and diluted share, and a first half 2006 net loss of approximately $17.5 million, or $0.63 per basic and diluted share.

Second Quarter 2006 Results

The second quarter 2006 net loss of approximately $9.8 million, or $0.35 per basic and diluted share, represents a $2.1 million increase compared to the $7.7 million net loss, or $0.32 per basic and diluted share, in the second quarter of 2005. The second quarter 2005 results include the effect of the receipt of $2.5 million in settlement of a note receivable previously deemed impaired.

As of June 30, 2006, the Company had cash, cash equivalents, and short-term investments on hand of $50.6 million, compared to cash, cash equivalents and short-term investments on hand of $59.8 million as of March 31, 2006.  Net cash used in the second quarter of $9.2 million was $0.1 million, or 1.0%, lower than the $9.3 million used in the first quarter of 2006.

Six Months Ended June 30, 2006 Results

Net loss for the six months ended June 30, 2006 of approximately $17.5 million, or $0.63 per basic and diluted share, represents an improvement of approximately $1.0 million compared to the $18.5 million net loss, or $0.79 per basic and diluted share in the six month period ended June 30, 2005. The first half 2005 results include the effect of the receipt of $2.5 million in settlement of a note receivable previously deemed impaired.

“We continue to make positive progress on the execution of our commercial, regulatory and financial strategy,” said Guillermo A. Herrera, NEOPHARM’s President and CEO.  “In June, the  PRECISE Trial independent Data Monitoring Committee recommended that we proceed to the final efficacy analysis at 215 deaths, and we continue our work to prepare for a potential BLA submission and commercial launch of CINTREDEKIN BESUDOTOX in the event that we are successful in meeting our endpoint in PRECISE.  Additionally, two key executives were hired, Ronald Pauli as our Chief Financial Officer, and Jack Waterman as our VP of Regulatory Affairs and Quality Assurance.  These appointments reflect our commitment to align our talent needs with our strategic needs.  We began a Phase II trial for LE-SN38 and are planning for a Phase III LEP-ETU trial.  Furthermore, we expect our financial results to continue to improve in the second half of this year as we realize the effects of the previously announced cost reduction actions we implemented during the second quarter.  The second quarter 2006 results have begun to reflect our transition into a fully integrated biopharmaceutical company in the process of preparing for the potential commercial launch of its first product.”

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Key Milestones

Key milestones achieved by the Company since the end of the first quarter of 2006 include:

•                  Completion of the interim efficacy analysis in the PRECISE trial,

•                  Initiation of a Phase II clinical trial for LE-SN38,

•                  Addition of Ron Pauli as the Company’s new Executive VP, CFO and Corporate Secretary,

•                  Addition of Jack Waterman as the Company’s new VP of Regulatory Affairs and Quality Assurance, and

•                  Assignment of unique CPT and ICD-9 procedure codes by The American Medical Association (AMA) and the Centers for Medicare and Medicaid Services (CMS), respectively, for Convection Enhanced Delivery (CED) catheter implantation, a novel drug delivery technique used to administer CINTREDEKIN BESUDOTOX directly into the brain.

PRECISE Update

Enrollment in the PRECISE Trial for CINTREDEKIN BESUDOTOX was completed in December 2005.  In June 2006, after conducting the trial’s interim efficacy analysis, the independent Data Monitoring Committee (DMC) recommended that the PRECISE Trial continue as planned under the approved protocol.  The DMC observed no treatment or catheter placement related adverse or serious adverse events that differed from those seen in the Phase I/II trials, and observed that, consistent with the previous report after 100 patient deaths, compliance with catheter placement guidelines was over 80%.  The final efficacy analysis, triggered at 215 deaths, is currently expected to occur in the first quarter of 2007. The PRECISE protocol does not require CINTREDEKIN BESUDOTOX to show a predetermined improvement in median survival over Gliadel Wafer®.  Rather, the endpoint of the trial is to provide evidence of a statistically significant improvement in overall survival for CINTREDEKIN BESUDOTOX versus Gliadel Wafer, with a secondary endpoint of overall product safety.

NeoLipid® Platform Update

In April 2006, the Company announced a reprioritization of the NeoLipid® platform.  As the Company continues its transition from research to development and commercialization of its products, it has streamlined its operations to focus development on its two most promising NeoLipid® drug product candidates, LE-SN38 and LEP-ETU.  The Company has initiated a Phase II clinical trial for LE-SN38 being conducted by Cancer and Leukemia Group B (CALGB), an oncology clinical research group sponsored by the National Cancer Institute (NCI).  Further, the Company is moving ahead with plans to initiate a Phase III clinical trial for LEP-ETU which is intended to demonstrate non-inferiority with superiority advantage over Taxol.

Financial Projections

The Company currently projects a net loss range for 2006 of approximately $36 million to $38 million, or approximately $1.30 to $1.37 per share.  The Company also currently estimates that the 2006 projected net loss will result in cash used in operations of less than $34 million. These

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estimates reflect the effects of the reduction in workforce completed in the second quarter of 2006.  NEOPHARM believes that the cash and short-term marketable securities as of June 30, 2006, can support the Company’s activities into 2008 at current and projected levels of development and general corporate activity.

Conference Call

NEOPHARM will host a conference call to discuss these financial results on:

Wednesday, August 9, 2006  at 11:00 a.m. Eastern/8:00 a.m. Pacific

Domestic:              866-510-0676, passcode 92520350

International:      617-597-5361, passcode 92520350

Audio replays will be available through August 16, 2006.

Domestic:              888-286-8010, passcode 71266312

International:        617-801-6888, passcode 71266312

The live call and replay will also be available via webcast at www.neopharm.com.

About Glioblastoma Multiforme

Glioblastoma multiforme (GBM) is the most common type of malignant primary brain tumor in adults.  According to the Central Brain Tumor Registry of the United States (www.cbtrus.org), GBM tumors usually affect men more commonly than women, particularly men between the ages of 60 and 85 years.  According to the CBTRUS, approximately 10,000 people are diagnosed annually with malignant glioma (GBM and anaplastic astrocytoma) and this disease is eventually fatal for most patients.  Survival time for GBM patients ranges from six months for recurrent disease to 12 months with newly diagnosed disease despite aggressive treatments including surgery, radiation therapy and chemotherapy.

GBM tumors mainly arise in the cerebral hemispheres (the main portions of the brain), but they can also occur in the brainstem, cerebellum, or spinal cord.  Symptoms of a GBM can include headaches that are caused by increased intracranial pressure, neurological deficits such as weakness, sensory loss, coordination difficulties, visual impairment, cognitive impairment affecting memory and language, seizures, and personality changes.

About CINTREDEKIN BESUDOTOX

CINTREDEKIN BESUDOTOX is a recombinant protein consisting of a single molecule composed of two parts: a tumor-targeting molecule (Interleukin-13 or IL13) and a cytotoxic agent (Pseudomonas Exotoxin, or PE38).  IL13 receptors are present in appreciable numbers on malignant glioma cells, but only to a minimal amount if at all on healthy brain cells. The IL13 portion is designed to bind to receptors on tumor cells like a key fits into a lock. The cancer cell appears to latch onto and absorb the IL13 and the attached PE38, causing destruction of the cancer cell. Healthy brain cells appear to be unharmed because they do not internalize the PE.

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The drug is delivered via Convection Enhanced Delivery (CED), a novel drug delivery system using catheters placed following tumor resection (removal), in areas with microscopic tumor spread or at risk of tumor spread around the tumor resection cavity.

CINTREDEKIN BESUDOTOX has received Orphan Drug designation and Fast Track designation from the U.S. Food and Drug Administration (FDA).  CINTREDEKIN BESUDOTOX was also accepted into FDA’s Pilot 2 Program for continuous marketing applications.  CINTREDEKIN BESUDOTOX has also received Orphan Drug designation in Europe.

Promising data for this potential therapeutic advance in the treatment of GBM has been observed in Phase I/II trials, the results of which have been previously reported by the Company. In addition, the importance of adequate catheter positioning in order to achieve effective distribution of CINTREDEKIN BESUDOTOX in brain tissue was assessed in these Phase I/II trials, leading to specific guidelines for catheter positioning and deferred catheter placement used in the Company’s ongoing Phase III PRECISE Trial. Improved catheter placement translated into a better patient outcome for the 45 (complete Phase I/II patient set) recurrent GBM patients treated post-tumor resection in the Phase I/II trials, with an overall median survival of 44.0 weeks (95% Confidence Interval (CI): 36.1-55.6) including 42 percent of patients with less than 2 optimally positioned catheters, while patients with greater than or equal to 2 catheters optimally positioned surviving with a median of 53.6 weeks (95% CI: 36.1-70.3). Separately, one-year and two-year survival rates for recurrent GBM patients were 40 percent and 13 percent respectively.

Pivotal Phase III Trial — PRECISE

PRECISE, an acronym for Phase III Randomized Evaluation of Convection Enhanced Delivery of IL13-PE38QQR with Survival Endpoint, www.precisetrial.com, is a randomized, controlled Phase III clinical trial.  It was designed to enroll up to 300 patients in order to obtain 270 patients with confirmed GBM at first recurrence at study entry surgical resection for the intent-to-treat patient population, and compare overall survival, drug safety and quality of life of patients receiving CINTREDEKIN BESUDOTOX with patients receiving Gliadel Wafer in the treatment of first recurrent GBM following surgical tumor resection.

PRECISE achieved the 270 patient intent-to-treat milestone (276 intent-to-treat) in early December after enrolling 294 patients.  Patients were randomized so that 2 patients received CINTREDEKIN BESUDOTOX via CED for every 1 patient that received Gliadel Wafer placed in the resection cavity at the time of resection. The primary efficacy analysis of the trial will be based on the comparison of the overall patient survival curves of the two treatment groups.

In June 2006, after conducing the trial’s interim efficacy analysis after 160 patient deaths, the DMC recommended that the PRECISE Trial continue as planned under the approved protocol.  The DMC reported no treatment related adverse or serious adverse events that differed from

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previous reports and those normally associated with GBM and reported that compliance in terms of catheter placement guidelines was over 80%.  The final efficacy analysis is currently expected to occur in the first quarter of 2007.

NEOPHARM’s Commitment to Oncology

NEOPHARM employees share a common goal: bringing hope to cancer patients and their families through the research and development of new cancer drugs and therapies. The Company’s oncology portfolio is built on two novel, proprietary platforms: a tumor-targeting platform, and the NeoLipid® Liposomal Drug Delivery platform. Through its research and clinical studies, as well as its work with physicians, scientists, and advocacy groups, NEOPHARM is helping to enhance the lives of cancer patients.

About NEOPHARM, Inc.

NEOPHARM, Inc., based in Waukegan, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications.  Additional information, including ongoing clinical trials, can be obtained by visiting NEOPHARM’s Web site at www.neopharm.com.

Forward Looking Statements — This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s drug development program, including, to the Company’s ability to make a BLA submission,  the initiation, progress and outcomes of clinical trials of the Company’s drug product candidates, including, but not limited to, the PRECISE trial,, projections regarding cash used in operations, financial projections, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, development, testing, regulatory approval, production, and marketing of the Company’s drug and non-drug compounds including, but not limited to the Company’s ability to develop a program for commercializing CINTREDEKIN BESUDOTOX and the liposomal technology drug product candidates, uncertainty regarding the outcomes of ongoing or proposed FDA studies, uncertainty regarding the availability of third party production capacity, the Company’s financial guidance and projections, the Company’s ability to cut back on its funding of certain of its development projects in order to conserve its cash resources, the ability of the Company to procure additional future sources of financing, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug and non-drug compounds, including, but not limited to, CINTREDEKIN BESUDOTOX and the liposomal technology drug product candidates,   that could slow or prevent products coming to market, uncertainty regarding the Company’s ability to market its drug and non-drug products, including, but not limited to, CINTREDEKIN BESUDOTOX and the liposomal technology drug product candidates, directly or through independent distributors, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual reports on Form 10-K and quarterly reports on Forms 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

NEOPHARM, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three-Months Ended		Six-Months Ended
	June 30		June 30
	2006	2005	2006	2005

Revenues	$8,670	$454,600	$10,280	$525,900

Expenses:
Cost of revenues	657	1,060	727	1,350
Research and development	6,037,143	7,960,917	11,880,902	16,034,678
Selling, general, and administrative	4,495,843	3,051,288	7,541,399	6,284,597
Change in fair value of derivative
financial instruments	(627,545)	—	(1,170,673)	—
Employee termination costs	570,253	—	570,253	—
Recovery of note receivable	—	(2,500,000)	—	(2,500,000)
Total expenses	10,476,351	8,513,265	18,822,608	19,820,625

Loss from operations	(10,467,681)	(8,058,665)	(18,812,328)	(19,294,725)

Interest income, net	676,284	401,364	1,341,970	773,151

Net loss	$(9,791,397)	$(7,657,301)	$(17,470,358)	$(18,521,574)

Net loss per share—basic and diluted	$(0.35)	$(0.32)	$(0.63)	$(0.79)

Shares used in computation of net loss per share:
Basic and diluted	27,798,475	23,561,539	27,559,480	23,515,755

Balance Sheet Data:

(Unaudited)

	June 30,	December 31,
	2006	2005
Cash and cash equivalents	$3,140,021	$1,486,172
Short-term investments	$47,441,193	$28,776,020
Total assets	$52,966,083	$33,369,985
Current liabilities	$7,495,501	$9,388,474
Accumulated deficit	$(245,495,073)	$(228,024,715)
Total stockholders equity	$42,844,091	$21,945,324